Exhibit 99.1
Oppenheimer Holdings Inc. Reports Fourth Quarter and Record Full Year 2021 Earnings

New York, January 28, 2022 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $62.9 million or $4.99 basic earnings per share for the fourth quarter of 2021 compared with net income of $81.9 million or $6.56 basic earnings per share for the fourth quarter of 2020. Revenue for the fourth quarter of 2021 was $365.1 million compared to revenue of $422.9 million for the fourth quarter of 2020, a decrease of 13.7%. The comparison of revenue for the fourth quarter of 2021 to the fourth quarter of 2020 was significantly impacted by a reduction in incentive fee income from alternative investments of $109.4 million. Incentive fee income contributed approximately $53.1 million in net income ($4.25 basic earnings per share) to the fourth quarter of 2020.
For the year ended December 31, 2021, the Company reported net income of $159.0 million or $12.57 basic net income per share compared with net income of $123.0 million or $9.73 basic net income per share for the year ended December 31, 2020. Revenue for the year ended December 31, 2021 was $1.4 billion compared to revenue of $1.2 billion for the year ended December 31, 2020, an increase of 16.3%.

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	4Q-21	4Q-20	FY-21	FY-20
Revenue	$365,118	$422,908	$1,394,035	$1,198,667
Compensation Expense	$193,787	$244,073	$886,840	$770,997
Non-compensation Expense	$79,379	$65,040	$282,554	$258,670
Pre-Tax Income	$91,952	$113,795	$224,641	$169,000
Income Taxes	$29,055	$31,915	$65,677	$46,014
Net Income	$62,897	$81,880	$158,964	$122,986
Earnings Per Share - Basic	$4.99	$6.56	$12.57	$9.73
Earnings Per Share - Diluted	$4.61	$6.17	$11.70	$9.30
Book Value Per Share	$65.66	$54.93	$65.66	$54.93
Tangible Book Value Per Share (1)	$52.11	$41.31	$52.11	$41.31
(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Record revenue for the full year 2021
•Record pre-tax income and net income for the full year 2021
•Record basic and diluted earnings per share for the full year 2021
•Record revenue and earnings in Capital Markets segment for the fourth quarter and full year 2021 driven by record investment banking results
•Stockholders' equity attributable to Oppenheimer Holdings Inc. reached a record of $823.8 million as of December 31, 2021
•Book value and tangible book value per share reached record levels at December 31, 2021
•Client assets under administration and under management were both at record levels at December 31, 2021

Albert G. Lowenthal, Chairman and CEO commented, "The record results for the full year 2021 demonstrate the strength of our franchise and the countercyclical and balanced nature of our businesses. The record results in our Capital Markets business helped offset the significantly lower incentive fees from alternative investments and bank deposit sweep income in Wealth Management. Despite this, the Wealth Management business had record management fees and steady commission revenue contributing to very solid results during the year. I am very pleased with the performance of the Investment Banking division which helped propel the Capital Markets business to record revenue and earnings for the year on very strong equity underwriting and M&A advisory fees. The operating results of Capital Markets were also positively impacted by the establishment of a deferred compensation plan in December 2021. Operating results were negatively impacted by an increase in legal and regulatory costs during the fourth quarter reversing a trend of decreases in those costs over the past several years.

Concerns impacting market sentiment continue to persist around inflation, higher oil prices, and the Federal Reserve's tapering of bond buying. However, the prospects of moderately higher interest rates, a strong economy, and low unemployment, should provide a constructive backdrop for investors. While our comparative operating results for the quarter were significantly impacted by the outsized impact of incentive fees in the fourth quarter of 2020, the overall business performed exceptionally well with record contributions from our Investment Bank and strong results across the board from our other businesses. I am extremely proud of the outstanding performance of our employees during a very difficult period and want to thank them for the fifth consecutive year of increased operating results and the second year in a row of record operating results."

Segment Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-21	4Q-20	FY-21	FY-20
Private Client
Revenue	$173,310	$217,743	$665,060	$642,083
Pre-Tax Income	$17,784	$39,362	$101,146	$122,844
Assets Under Administration ($Bn)	$122.1	$104.8	$122.1	$104.8

Asset Management
Revenue	$27,930	$72,851	$104,598	$130,274
Pre-Tax Income	$10,270	$56,911	$35,874	$71,625
Asset Under Management ($Bn)	$46.2	$38.8	$46.2	$38.8

Capital Markets
Revenue	$165,575	$131,651	$625,704	$426,752
Pre-Tax Income	$96,838	$41,894	$204,090	$83,442
Fourth Quarter Results

Private Client

Private Client reported revenue of $173.3 million for the fourth quarter of 2021, 20.4% lower compared with a year ago due to a significant decrease in incentive fees from alternative investments. Pre-tax income of $17.8 million in the current quarter resulted in a pre-tax profit margin of 10.3%. Financial advisor headcount declined to 996 at the end of the current quarter compared to 1,002 at the end of fourth quarter of 2020 primarily due to retirements. We are pleased that production levels per financial advisor continues to increase as the Company recruits higher producing financial advisors.
Revenue:
•Retail commissions increased 3.1% from a year ago primarily driven by higher client option trading activity
•Advisory fees decreased 32.0% due to a significant decrease in incentive fees from alternative investments partially offset by higher management fees from advisory programs during the current year
◦Incentive fees allocated to this segment were $1.1 million for the current quarter versus $61.6 million in the fourth quarter of last year
•Bank deposit sweep income decreased $0.3 million or 7.8% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue increased 24.4% from a year ago due to higher average margin balances partially offset by lower short-term interest rates
•Other revenue decreased 22.8% compared with a year ago primarily due to lower increases in the cash surrender value of Company-owned life insurance policies when compared to the fourth quarter of 2020.
Total Expenses:
•Compensation expenses decreased 20.6% compared with a year ago primarily due to decreased payouts associated with the lower incentive fees from alternative investments (referred to above) as well as lower deferred and share-based compensation costs partially offset by higher incentive compensation costs
•Non-compensation expenses increased 31.7% compared with a year ago primarily due to an increase in legal reserves

('000s, except otherwise indicated)
	4Q-21	4Q-20

Revenue	$173,310	$217,743
Commissions	$55,027	$53,383
Advisory Fees	$90,857	$133,562
Bank Deposit Sweep Income	$3,928	$4,262
Interest	$7,954	$6,393
Other	$15,544	$20,143

Total Expenses	$155,526	$178,381
Compensation	$120,487	$151,774
Non-compensation	$35,039	$26,607

Pre-Tax Income	$17,784	$39,362

Compensation Ratio	69.5%	69.7%
Non-compensation Ratio	20.2%	12.2%
Pre-Tax Margin	10.3%	18.1%

Assets Under Administration ($Bn)	$122.1	$104.8
Cash Sweep Balances ($Bn)	$7.9	$7.3

Asset Management

Asset Management reported revenue of $27.9 million for the fourth quarter of 2021, 61.7% lower compared with a year ago due to a significant decrease in incentive fees from alternative investments. Pre-tax income was $10.3 million, a decrease of 82.0% compared with a year ago.

Revenue:
•Advisory fee revenue decreased 60.6% due to a significant decrease in incentive fees from alternative investments partially offset by higher management fees from advisory programs during the current quarter
◦Incentive fees allocated to this segment were $1.1 million for the current quarter versus $49.2 million in the fourth quarter of last year
Assets under Management (AUM):
▪AUM hit a record level of $46.2 billion at December 31, 2021, which is the basis for advisory fee billings for January 2022
▪The increase in AUM was comprised of higher asset values of $6.4 billion on existing client holdings and a net contribution of new assets of $1.0 billion
Total Expenses:
•Compensation expenses were up 15.0% driven primarily by higher incentive compensation costs
•Non-compensation expenses were up 7.4% when compared with a year ago primarily due to higher external portfolio management costs which are directly related to the increase in AUM

('000s, except otherwise indicated)
	4Q-21	4Q-20

Revenue	$27,930	$72,851
Advisory Fees	$27,926	$70,847
Other	$4	$2,004

Total Expenses	$17,660	$15,940
Compensation	$8,172	$7,104
Non-compensation	$9,488	$8,836

Pre-Tax Income	$10,270	$56,911

Compensation Ratio	29.3%	9.8%
Non-compensation Ratio	34.0%	12.1%
Pre-Tax Margin	36.8%	78.1%

AUM ($Bn)	$46.2	$38.8
Capital Markets

Capital Markets reported revenue of $165.6 million for the fourth quarter of 2021, 25.8% higher compared with a year ago. Pre-tax income was $96.8 million compared with $41.9 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 72.5% compared with a year ago driven by large M&A advisory and placement fees from transactions in the healthcare, technology and financial institution sectors
•Equity underwriting fees increased 18.4% compared with a year ago due to continued robust levels of capital issuances in the equity markets
•Fixed income underwriting fees were up 74.3% compared with a year ago primarily driven by public finance issuances
Sales and Trading
•Equities sales and trading decreased 2.4% compared with a year ago due to decreases in income from international equities and event trading partially offset by increases in agency and convertible bonds
•Fixed Income sales and trading increased 3.5% compared to the prior year due to increased income from municipal bonds partially offset by lower client activity as investors contemplated new commitments in a continued low interest rate environment

Total Expenses:
•Compensation expenses decreased 41.0% compared with the prior year primarily due to the establishment of a deferred compensation plan during the current quarter and the release of incentive compensation reserves accrued during the first three quarters of 2021 which will be accrued over the service period of three years beginning in 2022
•Non-compensation expenses increased 28.6% compared with a year ago due to increased costs associated with finalizing a legacy regulatory settlement and higher travel and entertainment expenses as business travel ramped up during the period

('000s)
	4Q-21	4Q-20

Revenue	$165,575	$131,651

Investment Banking	$112,647	$78,048
Advisory Fees	$56,503	$32,749
Equities Underwriting	$46,434	$39,205
Fixed Income Underwriting	$9,541	$5,474
Other	$169	$620

Sales and Trading	$52,536	$52,723
Equities	$33,728	$34,546
Fixed Income	$18,808	$18,177

Other	$392	$880

Total Expenses	$68,737	$89,757
Compensation	$39,568	$67,070
Non-compensation	$29,169	$22,687

Pre-Tax Income	$96,838	$41,894

Compensation Ratio	23.9%	50.9%
Non-compensation Ratio	17.6%	17.2%
Pre-Tax Margin	58.5%	31.8%

Full Year Results

Private Client

Private Client reported revenue of $665.1 million for the year ended December 31, 2021, 3.6% higher compared with the prior year. Pre-tax income of $101.1 million for the year end December 31, 2021 resulted in a pre-tax profit margin of 15.2%.
Revenue:
•Retail commissions increased 4.0% from the prior year primarily due to increased client activity in mutual funds, options, annuities, and mortgage backed securities partially offset by lower commission income on municipal bonds
•Advisory fees increased 6.0% due to increases in management fees from advisory programs partially offset by significantly lower incentive fees from alternative investments
◦Incentive fees allocated to this segment were $0.6 million for the 2021 year versus $61.7 million for the prior year
•Bank deposit sweep income decreased $19.3 million or 55.3% from the prior year due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue increased 16.5% from the prior year due to higher average margin balances partially offset by lower short-term interest rates
•Other revenue increased 22.1% primarily due to increases in selling concessions on equity underwriting transactions and the cash surrender value of Company-owned life insurance policies
Total Expenses:
•Compensation expenses increased 8.5% from the prior year primarily due to increased production, share-based and incentive compensation costs
•Non-compensation expenses increased 9.1% from the prior year primarily due to higher legal costs

('000s)
	FY-21	FY-20
Revenue	$665,060	$642,083
Commissions	$217,724	$209,447
Advisory Fees	$346,559	$326,858
Bank Deposit Sweep Income	$15,557	$34,829
Interest	$29,290	$25,148
Other	$55,930	$45,801
Total Expenses	$563,914	$519,239
Compensation	$446,968	$412,021
Non-compensation	$116,946	$107,218
Pre-Tax Income	$101,146	$122,844

Compensation Ratio	67.2%	64.2%
Non-compensation Ratio	17.6%	16.7%
Pre-Tax Margin	15.2%	19.1%
Assets Under Administration ($Bn)	$122.1	$104.8
Cash Sweep Balances ($Bn)	$7.9	$7.3

Asset Management

Asset Management reported revenue of $104.6 million for the year ended December 31, 2021, 19.7% lower compared with the prior year due to a significant decrease in incentive fees from alternative investments. Pre-tax income was $35.9 million, a decrease of 49.9% compared with the prior year.

Revenue:
•Advisory fee revenue decreased 18.5% from the prior year due to significantly lower incentive fees from alternative investments partially offset by higher management fees from advisory programs
◦Incentive fees allocated to this segment were $1.8 million for the 2021 year versus $49.4 million for the prior year
Assets under Management (AUM):
▪AUM hit a record level of $46.2 billion at December 31, 2021, which is the basis for advisory fee billings for January 2022
▪The increase in AUM was comprised of higher asset values of $6.4 billion on existing client holdings and a net contribution of assets of $1.0 billion
Total Expenses:
•Compensation expenses were up 10.7% when compared to the prior year driven primarily by higher incentive compensation costs
•Non-compensation expenses were up 22.1% when compared to the prior year primarily due to higher external portfolio management costs which are directly related to the increase in AUM

('000s)
	FY-21	FY-20

Revenue	$104,598	$130,274
Advisory Fees	$104,584	$128,258
Other	$14	$2,016

Total Expenses	$68,724	$58,649
Compensation	$27,811	$25,128
Non-compensation	$40,913	$33,521

Pre-Tax Income	$35,874	$71,625

Compensation Ratio	26.6%	19.3%
Non-compensation Ratio	39.1%	25.7%
Pre-Tax Margin	34.3%	55.0%

AUM ($Bn)	$46.2	$38.8

Capital Markets
Capital Markets reported revenue of $625.7 million for the year ended December 31, 2021, 46.6% higher compared with the prior year. Pre-Tax income was $204.1 million compared with $83.4 million for the prior year.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 141.8% compared with the prior year driven by increased M&A activity and fees associated with a significant number of capital raising transactions (PIPES) in the healthcare and technology sectors completed during the year
•Equities underwriting fees increased 80.8% compared with the prior year due to significantly higher levels of capital issuances in the equity markets particularly in healthcare and technology sectors
•Fixed income underwriting fees were up 32.4% compared with the prior year primarily driven by public finance issuances during the year
Sales and Trading
•Equities sales and trading increased 5.9% compared with the prior year due to higher income from institutional agency and convertible bonds
•Fixed Income sales and trading decreased 13.7% compared with the prior year driven by lower income from investment grade, high yield, emerging markets, and municipal bonds partially offset by higher income from corporate and convertible bonds

Total Expenses:
•Compensation expenses increased 26.7% compared with the prior year primarily due to increased incentive compensation costs during the year tied to significant increases in revenue
•Non-compensation expenses were 12.2% higher compared with the prior year due to increased legal, underwriting, travel and entertainment, and conference costs partially offset by reduced interest costs

('000s)
	FY-21	FY-20

Revenue	$625,704	$426,752

Investment Banking	$410,539	$206,098
Advisory Fees	$194,753	$80,534
Equities Underwriting	$186,736	$103,276
Fixed Income Underwriting	$27,004	$20,394
Other	$2,046	$1,894

Sales and Trading	$213,491	$217,711
Equities	$138,363	$130,668
Fixed Income	$75,128	$87,043

Other	$1,674	$2,943

Total Expenses	$421,614	$343,310
Compensation	$318,850	$251,697
Non-compensation	$102,764	$91,613

Pre-Tax Income	$204,090	$83,442

Compensation Ratio	51.0%	59.0%
Non-compensation Ratio	16.4%	21.5%
Pre-Tax Margin	32.6%	19.6%

Other Matters

•Stockholders' equity attributable to Oppenheimer Holdings Inc. reached a record high of $823.8 million at December 31, 2021
•During the fourth quarter of 2021, the Company sponsored a special purpose acquisition company (SPAC), OPY Acquisition Corp. I (NASDAQ GM: "OHAA"), which completed an initial public offering on October 26, 2021. Redeemable noncontrolling interests of $127.8 million associated with the publicly held OHAA Class A Shares are recorded on the Company's consolidated statement of financial condition at December 31, 2021 at redemption value and classified as temporary equity
•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share for the fourth quarter of 2021 payable on February 25, 2022 to holders of Class A non-voting and Class B voting common stock of record on February 11, 2022
•The Company paid a special dividend of $1.00 per share to holders of Class A non-voting and Class B voting common stock on December 31, 2021 totaling $12.6 million
•Level 3 assets, comprised of auction rate securities, were $31.8 million as of December 31, 2021
•Compensation expense as a percentage of revenue was lower at 63.6% during the current year versus 64.3% last year
•The effective tax rate for the current year was 29.2% compared with 27.2% for the prior year. The higher tax rate in the current year was primarily due to an increase in apportionment factors in state and local jurisdictions with higher statutory tax rates.

(In millions, except percentages, number of shares and per share amounts)
	FY-21	FY-20
Capital
Senior Secured Notes	$124.1	$123.8
Shareholders' Equity	$823.8	$685.6
Regulatory Net Capital (1)	$422.8	$274.5
Regulatory Excess Net Capital (1)	$388.0	$250.1

Common Stock Repurchases
Repurchases	$7.7	$15.0
Number of Shares	177,192	718,522
Average Price	$43.67	$20.94

Period End Shares	12,546,701	12,481,443
Effective Tax Rate	29.2%	27.2%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus Pandemic ("COVID-19")

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators regarding the impact of COVID-19 on our business. We have adopted enhanced cleaning practices and other health protocols in our offices, taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions is reliant on the continued ability to have the vast majority of employees work remotely. To date, there have been no significant disruptions to our business or control processes as a result of this dispersion of employees. Given the recent surge in COVID-19 cases related to the omicron variant, many employees from our home office and branch locations are working remotely while employees from select groups are working from office locations given the nature of their responsibilities. We anticipate employees returning to offices once the risks associated with the omicron variant subside while maintaining flexible work arrangements.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 93 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Commissions	$101,076	$97,971	3.2	$401,607	$395,097	1.6
Advisory fees	118,798	204,521	(41.9)	451,197	455,261	(0.9)
Investment banking	117,563	84,139	39.7	433,707	222,298	95.1
Bank deposit sweep income	3,928	4,262	(7.8)	15,557	34,829	(55.3)
Interest	9,567	8,827	8.4	36,482	33,477	9.0
Principal transactions, net	4,483	8,975	(50.1)	26,147	27,874	(6.2)
Other	9,703	14,213	(31.7)	29,338	29,831	(1.7)
Total revenue	365,118	422,908	(13.7)	1,394,035	1,198,667	16.3
EXPENSES
Compensation and related expenses	193,787	244,073	(20.6)	886,840	770,997	15.0
Communications and technology	21,023	21,443	(2.0)	80,520	82,132	(2.0)
Occupancy and equipment costs	14,698	15,741	(6.6)	60,069	62,352	(3.7)
Clearing and exchange fees	5,639	4,917	14.7	22,306	22,978	(2.9)
Interest	2,292	2,779	(17.5)	9,855	15,680	(37.1)
Other	35,727	20,160	77.2	109,804	75,528	45.4
Total expenses	273,166	309,113	(11.6)	1,169,394	1,029,667	13.6
Pre-tax income	91,952	113,795	(19.2)	224,641	169,000	32.9
Income taxes	29,055	31,915	(9.0)	65,677	46,014	42.7
Net Income	$62,897	$81,880	(23.2)	$158,964	$122,986	29.3

Earnings per share
Basic	$4.99	$6.56	(23.9)	$12.57	$9.73	29.2
Diluted	$4.61	$6.17	(25.3)	$11.70	$9.30	25.8

Weighted average number of common shares outstanding
Basic	12,609,654	12,483,038	1.0	12,642,306	12,642,576	—
Diluted	13,640,402	13,263,754	2.8	13,582,828	13,217,335	2.8